UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*


        Empresas ICA Sociedad Controladora, S.A. de C.V.(1)(the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

       American Depositary Shares ("ADSs"), each representing six Ordinary
           Participation Certificates ("CPOs"), each representing one
                    Ordinary Share of Common Stock ("Shares")
   -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   292448107(2)
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                            Mexico City 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                March 5, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------

1    Translation of Issuer's Name: The ICA Corporation Holding Company.

2 CUSIP number is for the ADSs only. No CUSIP number exists for the underlying Shares, as the Shares are not traded in the United States.

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Helu

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES           7   SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carlos Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057  Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marco Antonio Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Patrick Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Maria Soumaya Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Vanessa Paola Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Johanna Monique Slim Domit

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   92,885,057  Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   92,885,057 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,885,057 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Grupo Financiero Inbursa, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   91,927,486 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   91,927,486 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         91,927,486  Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.9% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Telefonos de Mexico, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   0 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   0 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |X|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Trust No. F/0008

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        229,144,970 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   229,144,970 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         229,144,970 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fundacion Telmex, A.C.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO  (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                        23,375,700 Shares (See Items 5(a) and 5(b))

                               8   SHARED VOTING POWER

                               9   SOLE DISPOSITIVE POWER

                                   23,375,700 Shares (See Items 5(a) and 5(d))

                              10   SHARED DISPOSITIVE POWER



    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,375,700 Shares (See Items 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.3% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         AF (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   957,571 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   957,571 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         957,571 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No. 292448107 ADSs             13D
--------------------------

     1   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Orient Star Holdings LLC

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)|_|

                                                                 (b)|_|
     3   SEC USE ONLY



     4   SOURCE OF FUNDS*

         OO (See Item 3)

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) |_|

     6   CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

    NUMBER OF SHARES
BENEFICIALLY OWNED BY          7   SOLE VOTING POWER
EACH REPORTING PERSON
       WITH                    8   SHARED VOTING POWER

                                   957,571 Shares (See Items 5(a) and 5(b))

                               9   SOLE DISPOSITIVE POWER

                              10   SHARED DISPOSITIVE POWER

                                   957,571 Shares (See Items 5(a) and 5(d))

    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         957,571 Shares (See Item 5(a))

    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* |_|


    13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1% Shares (See Item 5(a))

    14   TYPE OF REPORTING PERSON*

         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 6 (the "Sixth Amendment") amends the Schedule 13D filed with the Securities and Exchange Commission on October 24, 2003 (the "Schedule 13D"), as amended by Amendment No. 1 (the "First Amendment") filed with the Securities and Exchange Commission on October 31, 2003, Amendment No. 2 (the "Second Amendment") filed with the Securities and Exchange Commission on December 9, 2003, Amendment No. 3 (the "Third Amendment") filed with the Securities and Exchange Commission on January 14, 2004, Amendment No. 4 (the "Fourth Amendment") filed with the Securities and Exchange Commission on January 30, 2004 and Amendment No. 5 (the "Fifth Amendment") filed with the Securities and Exchange Commission on February 20, 2004 by Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively, the "Slim Family"), Carso Global Telecom, S.A. de C.V. ("CGT"), Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), Telefonos de Mexico, S.A. de C.V. ("Telmex"), Trust No. F/0008 (the "Trust"), Fundacion Telmex A.C. ("Fundacion Telmex"), Inmobiliaria Carso S.A. de C.V. ("Inmobiliaria") and Orient Star Holdings LLC ("Orient Star"), with respect to the Ordinary Shares of Common Stock ("Shares") of Empresas ICA Sociedad Controladora, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Sixth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 3.  Source and Amount of Funds or Other Consideration.
------   -------------------------------------------------

         No Shares were purchased by the Reporting Persons since the Fifth Amendment.

Item 5.  Interest in Securities of the Issuer.
------   ------------------------------------

         (a) The Reporting Persons have the following direct interests in Shares (as described above in Item 4, all Shares held by the Reporting Persons are held in the form of CPOs):


                                                                            Shares assuming conversion of
                                          Shares(1)                           Convertible Debentures(2)
                            ---------------------------------------    ---------------------------------------
                                  Number            % of Class            Number               % of Class
                            -----------------     -----------------    -----------------     -----------------

GFI(3)....................        83,787,198             4.5%            91,927,486              4.9%
Trust(4)..................       229,144,970            12.3                     --               --
Fundacion Telmex(5).......        23,375,700             1.3                     --               --
Orient Star(6)............                --              --                957,571              0.1

(1) Based upon 1,864,684,299 Shares outstanding as of March 9, 2004. Assumes no conversion of Convertible Debentures.

(2) Based upon 1,873,782,158 Shares outstanding as of March 9, 2004, as supplemented by the conversion of the Convertible Debentures held by the relevant Reporting Persons. Totals and percentages assume that all of the Convertible Debentures held by the relevant Reporting Persons have been converted into Shares.

(3) Second column assumes conversion of U.S.$34,854,000 of Convertible Debentures into 8,140,288 Shares, at a ratio of 233.55 Shares per each U.S.$1,000 of Convertible Debentures.

(4) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by the Trust.

(5) The other Reporting Persons disclaim beneficial ownership of Shares beneficially owned by Fundacion Telmex.

(6) Second column assumes conversion of U.S.$4,100,000 of Convertible Debentures into 957,571 Shares at a ratio of 233.55 Shares per each U.S.$1,000 of Convertible Debentures.

         (c) All transactions in Shares effected by the Reporting Persons since the most recent filing on Schedule 13D are listed in Schedule II hereto.

         (e) Not applicable.

* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the Schedule 13D are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu                       By: /s/ Eduardo Valdes Acra
                                                    ----------------------------
         -------------------------------------      Eduardo Valdes Acra
                                                    Attorney-in-Fact
         Carlos Slim Domit                          March 10, 2004

         -------------------------------------

         Marco Antonio Slim Domit

         -------------------------------------

         Patrick Slim Domit

         -------------------------------------

         Maria Soumaya Slim Domit

         -------------------------------------

         Vanessa Paola Slim Domit

         -------------------------------------

         Johanna Monique Slim Domit

         -------------------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A., INSTITUCION DE
         BANCA MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION FIDUCIARIA, AS
         TRUSTEE OF TRUST NO. F/0008

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA CARSO S.A. DE C.V.

         -------------------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         -------------------------------------
         By:   Inmobiliaria Carso, S.A. de C.V.
         Name: Armando Ibanez Vazquez
         Title: Attorney-in-Fact

                                   SCHEDULE II

         Since the most recent filing on Schedule 13D, the Reporting Persons set forth below effected the following transactions in Shares on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange").


                         Type of                              Number of      Price per Share
    Reporting Person   Transaction      Trade Date             Shares       (in Mexican Pesos)

         GFI               Sale       February 20, 2004        35,500               3.44
         GFI               Sale       February 20, 2004       200,000               3.44
         GFI               Sale       February 20, 2004        14,500               3.44
         GFI               Sale       February 20, 2004        85,400               3.44
         GFI               Sale       February 20, 2004        20,000               3.44
         GFI               Sale       February 20, 2004        44,600               3.44
         GFI               Sale       February 20, 2004        70,400               3.44
         GFI               Sale       February 20, 2004        29,600               3.44
         GFI               Sale       February 20, 2004       220,400               3.44
         GFI               Sale       February 20, 2004        29,600               3.44
         GFI               Sale       February 20, 2004        50,000               3.43
         GFI               Sale       February 20, 2004        45,000               3.43
         GFI               Sale       February 20, 2004        11,000               3.43
         GFI               Sale       February 20, 2004         1,200               3.43
         GFI               Sale       February 20, 2004           500               3.43
         GFI               Sale       February 20, 2004        50,000               3.43
         GFI               Sale       February 20, 2004        70,000               3.43
         GFI               Sale       February 20, 2004        70,000               3.43
         GFI               Sale       February 20, 2004        52,300               3.43
         GFI               Sale       February 20, 2004       100,000               3.44
         GFI               Sale       February 20, 2004        26,500               3.44
         GFI               Sale       February 20, 2004        20,000               3.44
         GFI               Sale       February 20, 2004        53,500               3.44
         GFI               Sale       February 20, 2004       100,000               3.44
         GFI               Sale       February 20, 2004        15,000               3.44
         GFI               Sale       February 20, 2004        85,000               3.44
         GFI               Sale       February 20, 2004        13,200               3.44
         GFI               Sale       February 20, 2004        80,000               3.44
         GFI               Sale       February 20, 2004        80,000               3.44
         GFI               Sale       February 20, 2004       150,000               3.44
         GFI               Sale       February 20, 2004         5,000               3.44
         GFI               Sale       February 20, 2004         2,000               3.44
         GFI               Sale       February 20, 2004        69,800               3.44
         GFI               Sale       February 20, 2004        19,700               3.44
         GFI               Sale       February 20, 2004        30,000               3.44
         GFI               Sale       February 20, 2004           300               3.44
         GFI               Sale       February 20, 2004        10,000               3.44
         GFI               Sale       February 20, 2004        40,000               3.44
         GFI               Sale       February 20, 2004        50,000               3.44
         GFI               Sale       February 20, 2004       130,000               3.44
         GFI               Sale       February 20, 2004        20,000               3.44
         GFI               Sale       February 20, 2004       200,000               3.44
         GFI               Sale       February 20, 2004         3,000               3.43
         GFI               Sale       February 20, 2004        15,000               3.43
         GFI               Sale       February 20, 2004        97,000               3.43
         GFI               Sale       February 20, 2004        25,000               3.43
         GFI               Sale       February 20, 2004        10,000               3.43
         GFI               Sale       February 20, 2004       150,000               3.43
         GFI               Sale       February 20, 2004       422,400               3.40
         GFI               Sale       February 20, 2004         4,500               3.40
         GFI               Sale       February 20, 2004         4,500               3.40
         GFI               Sale       February 20, 2004        20,000               3.40
         GFI               Sale       February 20, 2004        17,500               3.40
         GFI               Sale       February 20, 2004       200,000               3.40
         GFI               Sale       February 20, 2004        20,000               3.40
         GFI               Sale       February 20, 2004        20,000               3.40
         GFI               Sale       February 20, 2004        47,000               3.40
         GFI               Sale       February 20, 2004         5,000               3.40
         GFI               Sale       February 20, 2004        20,000               3.40
         GFI               Sale       February 20, 2004         1,000               3.40
         GFI               Sale       February 20, 2004        10,000               3.40
         GFI               Sale       February 20, 2004        20,000               3.40
         GFI               Sale       February 20, 2004        50,000               3.40
         GFI               Sale       February 20, 2004        50,000               3.40
         GFI               Sale       February 20, 2004        90,000               3.40
         GFI               Sale       February 20, 2004         2,000               3.40
         GFI               Sale       February 20, 2004       500,000               3.40
         GFI               Sale       February 20, 2004       250,000               3.40
         GFI               Sale       February 20, 2004        25,000               3.40
         GFI               Sale       February 20, 2004       200,000               3.40
         GFI               Sale       February 20, 2004        10,000               3.40
         GFI               Sale       February 20, 2004        10,000               3.38
         GFI               Sale       February 20, 2004         1,100               3.37
         GFI               Sale       February 20, 2004         5,000               3.41
         GFI               Sale       February 20, 2004        95,000               3.41
         GFI               Sale       February 20, 2004       100,000               3.42
         GFI               Sale       February 20, 2004        62,000               3.44
         GFI               Sale       February 20, 2004        38,000               3.44
         GFI               Sale       February 20, 2004        18,600               3.44
         GFI               Sale       February 20, 2004       145,300               3.44
         GFI               Sale       February 20, 2004        36,100               3.44
         GFI               Sale       February 20, 2004        90,900               3.44
         GFI               Sale       February 20, 2004         9,100               3.44
         GFI               Sale       February 20, 2004         6,300               3.44
         GFI               Sale       February 20, 2004        50,000               3.44
         GFI               Sale       February 20, 2004        42,700               3.44
         GFI               Sale       February 20, 2004         1,000               3.44
         GFI               Sale         March 3, 2004           5,000               3.56
         GFI               Sale         March 3, 2004          54,500               3.55
         GFI               Sale         March 3, 2004         245,500               3.55
         GFI               Sale         March 3, 2004          14,000               3.56
         GFI               Sale         March 3, 2004          17,500               3.55
         GFI               Sale         March 3, 2004           2,000               3.55
         GFI               Sale         March 3, 2004          10,000               3.55
         GFI               Sale         March 3, 2004          50,000               3.55
         GFI               Sale         March 3, 2004          20,000               3.55
         GFI               Sale         March 3, 2004             500               3.55
         GFI               Sale         March 3, 2004          40,000               3.56
         GFI               Sale         March 3, 2004         100,000               3.55
         GFI               Sale         March 3, 2004         100,000               3.53
         GFI               Sale         March 3, 2004          50,000               3.53
         GFI               Sale         March 3, 2004          50,000               3.53
         GFI               Sale         March 3, 2004          44,800               3.53
         GFI               Sale         March 3, 2004          55,200               3.53
         GFI               Sale         March 3, 2004         100,000               3.52
         GFI               Sale         March 3, 2004           9,000               3.52
         GFI               Sale         March 3, 2004          50,000               3.52
         GFI               Sale         March 3, 2004         100,000               3.52
         GFI               Sale         March 3, 2004          20,100               3.52
         GFI               Sale         March 3, 2004          20,900               3.52
         GFI               Sale         March 3, 2004          34,700               3.54
         GFI               Sale         March 3, 2004          50,000               3.54
         GFI               Sale         March 3, 2004           5,000               3.54
         GFI               Sale         March 3, 2004          10,300               3.54
         GFI               Sale         March 3, 2004         189,700               3.54
         GFI               Sale         March 3, 2004          10,300               3.54
         GFI               Sale         March 3, 2004          80,000               3.53
         GFI               Sale         March 3, 2004          50,000               3.53
         GFI               Sale         March 3, 2004          80,000               3.53
         GFI               Sale         March 3, 2004          40,000               3.53
         GFI               Sale         March 3, 2004          40,000               3.53
         GFI               Sale         March 3, 2004          40,000               3.53
         GFI               Sale         March 3, 2004          40,000               3.53
         GFI               Sale         March 3, 2004          30,000               3.53
         GFI               Sale         March 3, 2004          10,000               3.53
         GFI               Sale         March 3, 2004          80,000               3.53
         GFI               Sale         March 3, 2004          10,000               3.53
         GFI               Sale         March 3, 2004         100,000               3.54
         GFI               Sale         March 3, 2004          42,500               3.54
         GFI               Sale         March 3, 2004          30,000               3.54
         GFI               Sale         March 3, 2004          27,500               3.54
         GFI               Sale         March 3, 2004          26,500               3.54
         GFI               Sale         March 3, 2004          50,000               3.54
         GFI               Sale         March 3, 2004          23,500               3.54
         GFI               Sale         March 3, 2004          14,000               3.54
         GFI               Sale         March 3, 2004          30,000               3.54
         GFI               Sale         March 3, 2004          30,000               3.54
         GFI               Sale         March 3, 2004          10,000               3.54
         GFI               Sale         March 3, 2004          16,000               3.54
         GFI               Sale         March 3, 2004          10,500               3.54
         GFI               Sale         March 3, 2004          30,000               3.54
         GFI               Sale         March 3, 2004           8,200               3.54
         GFI               Sale         March 3, 2004          10,000               3.54
         GFI               Sale         March 3, 2004           5,000               3.54
         GFI               Sale         March 3, 2004          36,300               3.54
         GFI               Sale         March 3, 2004          15,700               3.54
         GFI               Sale         March 3, 2004          84,300               3.54
         GFI               Sale         March 3, 2004         200,000               3.54
         GFI               Sale         March 3, 2004         200,000               3.53
         GFI               Sale         March 3, 2004         200,000               3.53
         GFI               Sale         March 3, 2004         200,000               3.53
         GFI               Sale         March 3, 2004         174,300               3.55
         GFI               Sale         March 3, 2004          21,000               3.55
         GFI               Sale         March 3, 2004           4,700               3.55
         GFI               Sale         March 3, 2004          12,500               3.54
         GFI               Sale         March 3, 2004           8,600               3.54
         GFI               Sale         March 3, 2004          76,200               3.52
         GFI               Sale         March 3, 2004         150,000               3.52
         GFI               Sale         March 3, 2004          20,000               3.52
         GFI               Sale         March 3, 2004           4,000               3.52
         GFI               Sale         March 3, 2004         200,000               3.52
         GFI               Sale         March 3, 2004          85,000               3.52
         GFI               Sale         March 3, 2004         200,000               3.52
         GFI               Sale         March 3, 2004           4,300               3.52
         GFI               Sale         March 3, 2004           3,400               3.52
         GFI               Sale         March 3, 2004          26,000               3.52
         GFI               Sale         March 3, 2004          28,300               3.52
         GFI               Sale         March 3, 2004         250,000               3.52
         GFI               Sale         March 3, 2004          25,000               3.52
         GFI               Sale         March 3, 2004           6,700               3.52
         GFI               Sale         March 4, 2004          33,900               3.62
         GFI               Sale         March 4, 2004         205,000               3.62
         GFI               Sale         March 4, 2004         310,000               3.62
         GFI               Sale         March 4, 2004          20,000               3.62
         GFI               Sale         March 4, 2004          15,000               3.62
         GFI               Sale         March 4, 2004         300,000               3.62
         GFI               Sale         March 4, 2004         116,100               3.62
         GFI               Sale         March 4, 2004         153,900               3.62
         GFI               Sale         March 4, 2004          60,000               3.62
         GFI               Sale         March 4, 2004         286,100               3.62
         GFI               Sale         March 4, 2004          20,000               3.56
         GFI               Sale         March 4, 2004          15,000               3.56
         GFI               Sale         March 4, 2004          15,000               3.56
         GFI               Sale         March 4, 2004          24,000               3.56
         GFI               Sale         March 4, 2004          26,000               3.56
         GFI               Sale         March 4, 2004         373,900               3.62
         GFI               Sale         March 4, 2004         135,000               3.62
         GFI               Sale         March 4, 2004         135,000               3.62
         GFI               Sale         March 4, 2004         135,000               3.62
         GFI               Sale         March 4, 2004       1,721,100               3.59
         GFI               Sale         March 5, 2004          15,000               3.60
         GFI               Sale         March 5, 2004          35,000               3.60
         GFI               Sale         March 5, 2004          85,000               3.63
         GFI               Sale         March 5, 2004          60,000               3.63
         GFI               Sale         March 5, 2004           5,000               3.63
         GFI               Sale         March 5, 2004          10,000               3.63
         GFI               Sale         March 5, 2004          40,000               3.63
         GFI               Sale         March 5, 2004          50,000               3.62
         GFI               Sale         March 5, 2004          44,500               3.63
         GFI               Sale         March 5, 2004          35,000               3.63
         GFI               Sale         March 5, 2004           5,300               3.63
         GFI               Sale         March 5, 2004         100,000               3.63
         GFI               Sale         March 5, 2004          15,200               3.63
         GFI               Sale         March 5, 2004         100,000               3.64
         GFI               Sale         March 5, 2004           9,000               3.66
         GFI               Sale         March 5, 2004         120,000               3.66
         GFI               Sale         March 5, 2004         150,000               3.66
         GFI               Sale         March 5, 2004         300,000               3.66
         GFI               Sale         March 5, 2004          60,000               3.66
         GFI               Sale         March 5, 2004          60,000               3.66
         GFI               Sale         March 5, 2004          60,000               3.66
         GFI               Sale         March 5, 2004          41,000               3.66
         GFI               Sale         March 5, 2004          41,000               3.66
         GFI               Sale         March 5, 2004          30,000               3.65
         GFI               Sale         March 5, 2004          30,000               3.65
         GFI               Sale         March 5, 2004         100,000               3.65
         GFI               Sale         March 5, 2004          20,000               3.65
         GFI               Sale         March 5, 2004         379,000               3.65
         GFI               Sale         March 5, 2004         141,000               3.65
         GFI               Sale         March 5, 2004         480,000               3.65
         GFI               Sale         March 5, 2004         150,000               3.65
         GFI               Sale         March 5, 2004          20,000               3.65
         GFI               Sale         March 5, 2004          20,000               3.65
         GFI               Sale         March 5, 2004          11,000               3.68
         GFI               Sale         March 5, 2004          25,700               3.67
         GFI               Sale         March 5, 2004          10,000               3.67
         GFI               Sale         March 5, 2004          20,000               3.67
         GFI               Sale         March 5, 2004             900               3.67
         GFI               Sale         March 5, 2004           2,400               3.67
         GFI               Sale         March 5, 2004          19,000               3.67
         GFI               Sale         March 5, 2004          80,000               3.65
         GFI               Sale         March 5, 2004         150,000               3.65
         GFI               Sale         March 5, 2004          40,000               3.65
         GFI               Sale         March 5, 2004          30,000               3.65
         GFI               Sale         March 5, 2004          93,000               3.67
         GFI               Sale         March 5, 2004           7,000               3.67
         GFI               Sale         March 5, 2004          25,300               3.67
         GFI               Sale         March 5, 2004          20,000               3.67
         GFI               Sale         March 5, 2004          45,000               3.64
         GFI               Sale         March 5, 2004         103,400               3.64
         GFI               Sale         March 5, 2004           6,300               3.64
         GFI               Sale         March 5, 2004          50,000               3.67
         GFI               Sale         March 5, 2004          50,000               3.66
         GFI               Sale         March 5, 2004         100,000               3.66
         GFI               Sale         March 5, 2004         300,000               3.66
         GFI               Sale         March 5, 2004         487,300               3.75
         GFI               Sale         March 5, 2004           3,500               3.75
         GFI               Sale         March 5, 2004          75,000               3.75
         GFI               Sale         March 5, 2004         246,100               3.74
         GFI               Sale         March 5, 2004          10,000               3.74
         GFI               Sale         March 5, 2004          10,000               3.74
         GFI               Sale         March 5, 2004          18,100               3.74
         GFI               Sale         March 5, 2004         100,000               3.75
         GFI               Sale         March 5, 2004         100,000               3.75
         GFI               Sale         March 5, 2004         128,200               3.74
         GFI               Sale         March 5, 2004         135,400               3.74
         GFI               Sale         March 5, 2004          86,400               3.74
         GFI               Sale         March 5, 2004          35,000               3.75
         GFI               Sale         March 5, 2004          15,000               3.75
         GFI               Sale         March 5, 2004          13,600               3.74
         GFI               Sale         March 5, 2004          45,000               3.74
         GFI               Sale         March 5, 2004          91,400               3.74
         GFI               Sale         March 5, 2004          36,800               3.74
         GFI               Sale         March 5, 2004          25,000               3.73
         GFI               Sale         March 5, 2004         128,500               3.73
         GFI               Sale         March 5, 2004           9,700               3.73
         GFI               Sale         March 5, 2004          50,000               3.75
         GFI               Sale         March 5, 2004         256,300               3.73
         GFI               Sale         March 5, 2004         128,700               3.73
         GFI               Sale         March 5, 2004          25,000               3.73
         GFI               Sale         March 5, 2004         800,000               3.73
         GFI               Sale         March 5, 2004          20,000               3.73
         GFI               Sale         March 5, 2004          20,000               3.73
         GFI               Sale         March 5, 2004          30,000               3.73
         GFI               Sale         March 5, 2004           8,000               3.73
         GFI               Sale         March 5, 2004          30,000               3.73
         GFI               Sale         March 5, 2004          32,000               3.73
         GFI               Sale         March 5, 2004          12,000               3.72
         GFI               Sale         March 5, 2004           5,000               3.72
         GFI               Sale         March 5, 2004          30,000               3.71
         GFI               Sale         March 5, 2004         200,000               3.71
         GFI               Sale         March 5, 2004          67,600               3.71
         GFI               Sale         March 5, 2004         200,000               3.71
         GFI               Sale         March 5, 2004          27,000               3.71
         GFI               Sale         March 5, 2004           8,400               3.71
         GFI               Sale         March 5, 2004         113,300               3.72
        Trust              Sale         March 8, 2004         136,000               3.74
        Trust              Sale         March 8, 2004          14,000               3.72
        Trust              Sale         March 8, 2004         148,300               3.73
        Trust              Sale         March 8, 2004         400,000               3.70
        Trust              Sale         March 8, 2004           1,700               3.70
        Trust              Sale         March 8, 2004          10,000               3.71
        Trust              Sale         March 8, 2004         130,000               3.71
        Trust              Sale         March 8, 2004          48,300               3.71
        Trust              Sale         March 8, 2004          11,700               3.71
        Trust              Sale         March 8, 2004          50,000               3.71
        Trust              Sale         March 8, 2004          20,000               3.70
        Trust              Sale         March 8, 2004         480,000               3.70
        Trust              Sale         March 8, 2004          44,400               3.69
        Trust              Sale         March 8, 2004           5,600               3.69
        Trust              Sale         March 8, 2004          23,400               3.69
        Trust              Sale         March 8, 2004          20,000               3.69
        Trust              Sale         March 8, 2004             600               3.69
        Trust              Sale         March 8, 2004           6,000               3.69
        Trust              Sale         March 8, 2004          14,100               3.70
        Trust              Sale         March 8, 2004           4,000               3.70
        Trust              Sale         March 8, 2004           6,100               3.69
        Trust              Sale         March 8, 2004         100,000               3.69
        Trust              Sale         March 8, 2004          25,800               3.69
        Trust              Sale         March 8, 2004         174,200               3.70
        Trust              Sale         March 8, 2004          10,000               3.70
        Trust              Sale         March 8, 2004          15,800               3.63